HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2018 FINANCIAL RESULTS

•	Net Sales of $1.47 Billion Increased 7% with Constant-Currency Organic Sales Growth of 1%

•	GAAP EPS of $0.22 increased 16% and Adjusted EPS of $0.26 decreased 10%

•	Company Announces Investor Day Meeting to be held May 15, 2018, in Winston-Salem

WINSTON-SALEM, N.C. (May 1, 2018) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced first-quarter 2018 results that exceeded company guidance for net sales, organic sales and EPS.

For the quarter ended March 31, 2018, the company reported net sales growth of 7 percent to $1.47 billion versus a guidance range of $1.42 billion to $1.44 billion. GAAP diluted earnings per share for continuing operations increased 16 percent to $0.22 compared with guidance of $0.17 to $0.20, and adjusted EPS excluding actions decreased 10 percent to $0.26, compared with guidance of $0.23 to $0.25. The EPS comparisons to last year reflect a higher corporate tax rate for 2018 as a result of U.S. tax reform.

Hanes has reiterated its full-year guidance and issued net sales and EPS guidance for the second-quarter 2018. (See financial guidance section for details. See Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

“We are focused on delivering quarterly results consistent with the promises we make in our guidance,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We’re off to a good start. We are reaping ongoing benefits from diversifying our business through geographic expansion, Champion brand growth globally, and increased sales in the online channel. We have created powerful cash-generating global innerwear and activewear businesses that can leverage our leading market positions and brands, our robust global supply chain, and our global management expertise. This is the engine for creating shareholder value.”

Key Callouts for First-Quarter 2018 Financial Results

The diversification of Hanes’ global business model supported the company’s execution of its Sell More, Spend Less and Generate Cash strategies in the first quarter. The acquisitions of Bras N Things and Alternative Apparel contributed to sales growth in the quarter, while organic sales growth, driven by increased Champion and online sales, more than offset declines in the U.S. brick-and-mortar channel. International operating profit growth was offset by declines in domestic operating profit. Key callouts follow.

HanesBrands Reports First-Quarter 2018 Financial Results - Page 2

Acquisition Contributions and Organic Sales Growth Drive 7 Percent Net Sales Increase. Net sales for Bras N Things, acquired in February 2018, and Alternative Apparel, acquired in October 2017, totaled $32 million in the quarter. Organic sales, which exclude sales from acquisitions under a year old, increased 1 percent in constant currency, the third consecutive quarter of organic growth. Stronger-than-expected Champion sales across all geographies drove organic growth. Global Champion sales increased 22 percent in the quarter and was up 17 percent in constant currency. The Champion, Alternative and Bras N Things brands all benefit from a strong millennial consumer base.

Double-Digit Growth in Global Consumer-Directed Sales Continues. Global consumer-directed sales, consisting of company retail and online channel sales, increased 23 percent in the first quarter and represented 21 percent of total sales. Company retail sales, which includes sales at company-owned stores and dedicated brand stores, increased 24 percent, while online channel sales, which includes company websites, traditional retailer websites and pure-play Internet retailers, increased 20 percent, up in every geography.

Tax Reform Effect on EPS Comparisons. U.S. tax reform, which resulted in a higher corporate tax rate beginning in 2018, affects the year-over-year comparisons for EPS. When applying the 2018 first-quarter tax rate to 2017 first-quarter results, GAAP EPS increased 29 percent on a pro forma basis and adjusted EPS was consistent with a year ago.

Business Segment Summaries

Beginning in the first-quarter 2018, Hanes has eliminated the business-segment allocation of certain overhead selling, general and administrative expenses related to global functions in order to reflect the manner in which businesses are managed. Prior-year segment operating profit results have been revised to conform to the current presentation of segment results.

Innerwear Results Consistent with Expectations. U.S. Innerwear segment sales decreased 3 percent, as expected, and operating profit decreased 13 percent, affected by raw material inflation and lower volume.

Innerwear Basics sales decreased less than 1 percent, with growth in socks and children’s underwear sales offset by declines primarily in women’s underwear. The company’s latest innovation, Hanes Comfort Flex Fit men’s underwear boxer briefs, were successfully introduced in the quarter and met with good consumer reception.

Innerwear Intimates sales decreased 7 percent, primarily affected by soft shapewear sales and retailer door closings within the past year. Bra sales decreased less than 2 percent with improving trends as ongoing improvement initiatives are gaining traction.

Activewear Sales Increase on Acquisition Benefits and Champion Growth. U.S. Activewear segment sales increased 6 percent in the quarter, benefitting from the acquisition of Alternative Apparel. Organic sales increased 1 percent despite space constraints in the mass channel. Champion sales increased at a high-single-digit rate. Online channel sales for the segment increased 26 percent in the quarter and represented 10 percent of sales.

Although mix of products sold was favorable, segment operating profit decreased 12 percent due to raw material inflation and short-term higher distribution costs.

HanesBrands Reports First-Quarter 2018 Financial Results - Page 3

International Segment Achieves Strong Double-Digit Sales and Profit Growth. International sales increased 19 percent and operating profit increased 46 percent, benefitting from foreign currency exchange rates, organic growth, synergies from past acquisitions, and contributions from the mid-quarter acquisition of Bras N Things. The segment’s operating margin of 13.5 percent increased 250 basis points over the year-ago quarter.

International constant-currency organic sales increased 7 percent on strong double-digit Champion sales growth in Europe and Asia. Organic consumer-directed sales, which consist of all online channel sales and company retail stores, increased 22 percent and accounted for 28 percent of total segment sales.

2018 Financial Guidance

Hanes has reiterated full-year financial guidance for 2018 and has issued second-quarter guidance for net sales and EPS.

The company continues to expect full-year 2018 net sales of $6.72 billion to $6.82 billion, GAAP operating profit of $870 million to $905 million, adjusted operating profit excluding actions of $950 million to $985 million, GAAP EPS of $1.54 to $1.62, adjusted EPS excluding actions of $1.72 to $1.80, and net cash from operations of $675 million to $750 million.

With U.S. income tax reform, the company expects the 2018 full-year tax rate to be approximately 16 percent.

Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar consumer environment, including the first-half effect of door closures; an increase in full-year organic sales driven by online, global Champion, and International growth; and higher commodity costs and increased marketing investment to support additional planned product innovation.

Second-Quarter Guidance. Second-quarter net sales are expected to be in the range of
$1.7 billion to $1.725 billion. At the midpoint of this guidance range, constant-currency organic sales are expected to decline less than 1 percent. GAAP EPS is expected to be $0.38 to $0.40, and adjusted EPS excluding actions is expected to be $0.44 to $0.46. Charges related to acquisition integration and other actions are expected to total approximately $25 million in the second quarter.

FASB Note. In keeping with a new Financial Accounting Standards Board rule, pension expense is being reported below operating profit on the income statement within interest and other expenses rather than the previous practice of accounting for pension expense within selling, general and administrative expense. All prior periods have been revised to reflect this change.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports First-Quarter 2018 Financial Results - Page 4

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in the first quarter and for guidance for the full year primarily represent acquisition-related and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

HanesBrands Reports First-Quarter 2018 Financial Results - Page 5

In the first-quarter 2018, Hanes incurred $20 million in charges for acquisition-related and integration actions. In the first-quarter 2017, Hanes incurred $38 million in charges for acquisition-related and integration actions.

For 2018 guidance, Hanes expects full-year GAAP EPS of $1.54 to $1.62 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $80 million, which results in adjusted EPS guidance of $1.72 to $1.80. For the second quarter, the company expects GAAP EPS of $0.38 to $0.40 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $25 million, which results in adjusted EPS guidance of $0.44 to $0.46.

Webcast Conference Call

Hanes will host an Internet webcast of its first-quarter investor conference call at 8:30 a.m. EDT today, May 1, 2018. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EDT May 8, 2018. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 3077647.

Investor Day Webcast

Hanes will host an Investor Day informational meeting for registered participants and stock analysts at its Winston-Salem headquarters beginning at 8 a.m. Tuesday, May 15.

A live Internet broadcast of the meeting, including audio and slides, is expected to end by noon and may be accessed at www.Hanes.com/investors.

The company will review its global business strategies, key initiatives, and long-term financial goals. Several members of management will speak, including HanesBrands Chief Executive Officer Gerald W. Evans Jr. and Chief Financial Officer Barry A. Hytinen.

An archived replay of the meeting webcast and copies of the presentation slides will be available in the investors section of the Hanes corporate website.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading 2018 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact

HanesBrands Reports First-Quarter 2018 Financial Results - Page 6

of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects; significant fluctuations in foreign exchange rates; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; legal, regulatory, political and economic risks related to our international operations; our ability to successfully integrate acquired businesses; our reliance on a relatively small number of customers for a significant portion of our sales; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, Alternative, Bras N Things, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. Connect with HanesBrands at www.Hanes.com/corporate or via social media (Twitter: @hanesbrands, and Facebook: www.facebook.com/hanesbrandsinc).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 31, 2018	April 1, 2017	% Change
Net sales	$1,471,504	$1,380,355	6.6%
Cost of sales	892,583	840,824
Gross profit	578,921	539,531	7.3%
As a % of net sales	39.3%	39.1%
Selling, general and administrative expenses	432,863	413,102
As a % of net sales	29.4%	29.9%
Operating profit	146,058	126,429	15.5%
As a % of net sales	9.9%	9.2%
Other expenses	5,761	6,545
Interest expense, net	45,763	42,137
Income from continuing operations before income tax expense	94,534	77,747
Income tax expense	15,125	4,665
Income from continuing operations	79,409	73,082	8.7%
Loss from discontinued operations, net of tax	—	(2,465)
Net income	$79,409	$70,617	12.5%

Earnings (loss) per share - basic:
Continuing operations	$0.22	$0.20
Discontinued operations	—	(0.01)
Net income	$0.22	$0.19	15.8%

Earnings (loss) per share - diluted:
Continuing operations	$0.22	$0.19
Discontinued operations	—	(0.01)
Net income	$0.22	$0.19	15.8%

Weighted average shares outstanding:
Basic	361,882	373,218
Diluted	363,291	375,251

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2018	April 1, 2017	% Change
Segment net sales:
Innerwear	$491,078	$505,190	(2.8)%
Activewear	346,125	327,343	5.7
International	569,887	477,398	19.4
Other	64,414	70,424	(8.5)
Total net sales	$1,471,504	$1,380,355	6.6%

Segment operating profit[1]:
Innerwear	$101,419	$116,622	(13.0)%
Activewear	38,287	43,350	(11.7)
International	77,061	52,662	46.3
Other	2,627	2,628	—
General corporate expenses/other	(53,719)	(50,466)	6.4
Acquisition, integration and other action-related charges	(19,617)	(38,367)	(48.9)
Total operating profit	$146,058	$126,429	15.5%

¹
In the first quarter of 2018, HanesBrands eliminated the allocation of certain corporate overhead selling, general and administrative expenses related to the legal, human resources, information technology, finance and real estate departments to the segments, in order to reflect the manner in which the business is managed and results are reviewed by the chief executive officer, who is HanesBrands’ chief operating decision maker. Prior year segment operating profit disclosures have been revised to conform to the current year presentation.

The following table presents a reconciliation of total reported net sales to organic constant currency net sales for the quarter ended March 31, 2018 and a comparison to prior year:

	Quarter Ended March 31, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$491,078	$—	$—	$491,078	(2.8)%
Activewear	346,125	15,630	—	330,495	1.0
International	569,887	16,137	44,859	508,891	6.6
Other	64,414	—	—	64,414	(8.5)
Total	$1,471,504	$31,767	$44,859	$1,394,878	1.1%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2018	December 30, 2017
Assets
Cash and cash equivalents	$373,662	$421,566
Trade accounts receivable, net	874,684	903,318
Inventories	2,044,680	1,874,990
Other current assets	106,800	186,496
Total current assets	3,399,826	3,386,370

Property, net	630,669	623,991
Trademarks and other identifiable intangibles, net	1,668,876	1,402,857
Goodwill	1,282,504	1,167,007
Deferred tax assets	233,279	234,932
Other noncurrent assets	112,621	79,618
Total assets	$7,327,775	$6,894,775

Liabilities
Accounts payable and accrued liabilities	$1,337,147	$1,517,283
Notes payable	17,830	11,873
Accounts Receivable Securitization Facility	157,081	125,209
Current portion of long-term debt	165,702	124,380
Total current liabilities	1,677,760	1,778,745

Long-term debt	4,185,252	3,702,054
Pension and postretirement benefits	408,787	405,238
Other noncurrent liabilities	350,281	322,536
Total liabilities	6,622,080	6,208,573

Equity	705,695	686,202
Total liabilities and equity	$7,327,775	$6,894,775

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2018	April 1, 2017
Operating Activities:
Net income	$79,409	$70,617
Depreciation and amortization	31,925	28,765
Stock compensation expense	4,746	3,528
Other noncash items	(452)	9,632
Changes in assets and liabilities, net	(243,771)	(135,340)
Net cash from operating activities	(128,143)	(22,798)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(18,298)	(11,446)
Acquisition of business, net of cash acquired	(334,915)	(524)
Disposition of businesses	—	37,434
Net cash from investing activities	(353,213)	25,464

Financing Activities:
Cash dividends paid	(54,053)	(55,875)
Share repurchases	—	(299,919)
Net borrowings on notes payable, debt and other	513,137	360,305
Net cash from financing activities	459,084	4,511
Effect of changes in foreign currency exchange rates on cash	1,186	(3,799)
Change in cash, cash equivalents and restricted cash	(21,086)	3,378
Cash and cash equivalents at beginning of year	421,566	460,245
Cash, cash equivalents and restricted cash at end of period	400,480	463,623
Less restricted cash at end of period	26,818	—
Cash and cash equivalents per balance sheet at end of period	$373,662	$463,623

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 31, 2018	April 1, 2017
Gross profit, as reported under GAAP	$578,921	$539,531
Acquisition, integration and other action-related charges	10,753	15,475
Gross profit, as adjusted	$589,674	$555,006
As a % of net sales	40.1%	40.2%

Selling, general and administrative expenses, as reported under GAAP	$432,863	$413,102
Acquisition, integration and other action-related charges	(8,864)	(22,892)
Selling, general and administrative expenses, as adjusted	$423,999	$390,210
As a % of net sales	28.8%	28.3%

Operating profit, as reported under GAAP	$146,058	$126,429
Acquisition, integration and other action-related charges included in gross profit	10,753	15,475
Acquisition, integration and other action-related charges included in SG&A	8,864	22,892
Operating profit, as adjusted	$165,675	$164,796
As a % of net sales	11.3%	11.9%

Net income from continuing operations, as reported under GAAP	$79,409	$73,082
Acquisition, integration and other action-related charges included in gross profit	10,753	15,475
Acquisition, integration and other action-related charges included in SG&A	8,864	22,892
Debt refinance charges included in other expenses	(50)	—
Tax effect on actions	(3,131)	(2,302)
Net income from continuing operations, as adjusted	$95,845	$109,147

Diluted earnings per share from continuing operations, as reported under GAAP	$0.22	$0.19
Acquisition and other related charges	0.05	0.10
Diluted earnings per share from continuing operations, as adjusted	$0.26	$0.29

	Quarter Ended
	March 31, 2018	April 1, 2017
Action and other related charges by category:
Hanes Europe Innerwear	$8,576	$19,878
Hanes Australasia	6,092	12,008
Champion Europe	1,880	1,168
Bras N Things	1,245	—
Smaller acquisitions and other action-related costs	1,824	5,313
Debt refinance charges	(50)	—
Tax effect on actions	(3,131)	(2,302)
Total action and other related charges	$16,436	$36,065

	Last Twelve Months
	March 31, 2018	April 1, 2017
EBITDA[1]:
Net income from continuing operations	$70,318	$529,740
Interest expense, net	178,061	163,263
Income tax expense	483,739	29,016
Depreciation and amortization	125,647	109,120
Total EBITDA	857,765	831,139
Total action and other related charges (excluding tax effect on actions)	179,104	199,508
Stock compensation expense	24,800	27,800
Total EBITDA, as adjusted	$1,061,669	$1,058,447

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$4,508,035	$4,096,525
Notes payable	17,830	43,418
(Less) Cash and cash equivalents	(373,662)	(463,623)
Net debt	$4,152,203	$3,676,320

Net debt/EBITDA, as adjusted	3.9	3.5

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	June 30, 2018	December 29, 2018
Operating profit outlook, as calculated under GAAP	$215,000 to $225,000	$870,000 to $905,000
Acquisition, integration and other action-related charges	$25,000	$80,000
Operating profit outlook, as adjusted	$240,000 to $250,000	$950,000 to $985,000

Diluted earnings per share from continuing operations, as calculated under GAAP	$0.38 to $0.40	$1.54 to $1.62
Acquisition, integration and other action-related charges	$0.06	$0.18
Diluted earnings per share from continuing operations, as adjusted	$0.44 to $0.46	$1.72 to $1.80